Exhibit 99.1

  For Immediate Release

Hasbro Reports First $5 Billion Revenue Year with Growth in Revenue, Operating Profit and Net Earnings for Full-Year 2016

Board of Directors Increases Quarterly Dividend 12%,

or $0.06 per share, to $0.57 per share

Full-Year 2016

•         2016 full-year net revenues of $5.02B increased 13%, including a negative $61.0 million impact of foreign exchange; Revenues grew 14% excluding the negative impact of foreign exchange;

•         2016 revenues grew in all major operating segments: 15% in the U.S. and Canada segment; 11% in the International segment; and 8% in the Entertainment and Licensing segment;

•         Games category revenues increased 9%; Revenues also grew in both the Girls and Boys categories; Franchise Brand revenues grew 2% and Partner Brand revenues increased 28%;

•         2016 Operating profit increased 14% to $788.0 million; Net earnings increased 22% to $551.4 million or $4.34 per diluted share;

•         $774.9 million in operating cash flow generated during the year; Year-end cash and cash equivalents of $1.28B; Inventories flat year-over-year;

•         Company returned $400.2 million to shareholders in 2016; $248.9 million in dividends and $151.3 million in share repurchases.

Fourth Quarter 2016

•         Fourth Quarter net revenues increased 11% to $1.63 billion; Net earnings increased 10% to $192.7 million, or $1.52 per diluted share.

Pawtucket, R.I., February 6, 2017 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the full-year and fourth quarter 2016.  Net revenues for the full-year 2016 increased 13% to $5.02 billion versus $4.45 billion in 2015.  Excluding a negative $61.0 million impact from foreign exchange, 2016 revenues increased 14%.

As reported net earnings for the full-year 2016 increased 22% to $551.4 million, or $4.34 per diluted share, compared to $451.8 million, or $3.57 per diluted share in 2015.  Adjusted net earnings for the full-year 2016 were $566.1 million, or $4.46 per diluted share.  Adjusted 2016 earnings exclude a pre-tax $32.9 million, or $0.12 per diluted share, non-cash fourth quarter goodwill impairment charge related to Backflip Studios.  Adjusted full-year 2016 net earnings compares to 2015 adjusted net earnings of $445.0 million, or $3.51 per diluted share, which exclude a pre-tax gain of $9.6 million from the sale of the Company’s manufacturing operations in East Longmeadow, MA and Waterford, Ireland.

“Hasbro’s global team delivered a tremendous 2016.  We reached the $5 billion revenue mark for the first time in company history, we improved profitability and we invested to grow Hasbro over the long-term while increasing our dividend and share repurchase levels,” said Brian Goldner, Hasbro’s Chairman, President and Chief Executive Officer.  “Hasbro’s foresight to build brands led by storytelling, consumer insights and innovation, combined with the relentless execution of our Brand Blueprint including investments in entertainment and digital gaming, is driving our business and creating long-term strategic differentiators for Hasbro.  We are well positioned for a successful 2017 and the continued advancement of Hasbro’s brand-building capabilities for years to come.”

“Our strong top line performance continued in the fourth quarter and we profitably grew Hasbro throughout the year,” said Deborah Thomas, Hasbro’s Chief Financial Officer.  “Looking ahead, we are very well positioned to support our business.  We continue investing in our industry-leading brands, our differentiated capabilities around the Brand Blueprint and in our systems to support long-term, cost efficient business growth.  We ended the year with $1.28 billion in cash, inventories in line with last year, and we paid out $400 million to shareholders through dividends and share repurchases.”

Fourth Quarter 2016 Financial Results

Fourth quarter 2016 net revenues increased 11% to $1.63 billion compared to $1.47 billion in 2015.  Excluding a negative $11.9 million impact from foreign exchange, fourth quarter 2016 revenues increased 12%.

As reported net earnings for the fourth quarter 2016 increased 10% to $192.7 million, or $1.52 per diluted share, compared to $175.8 million, or $1.39 per diluted share in 2015.  Adjusted net earnings for the fourth quarter 2016 were $207.4 million, or $1.64 per diluted share, excluding a pre-tax $32.9 million, or $0.12 per diluted share, non-cash fourth quarter goodwill impairment charge related to Backflip Studios.

Full-Year 2016 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	FY 2016	FY 2015	% Change	FY 2016	FY 2015	% Change
U.S. and Canada	$2,559.9	$2,225.5	+15%	$522.3	$430.7	+21%
International	$2,194.7	$1,971.9	+11%	$294.5	$255.4	+15%
Entertainment and Licensing	$265.2	$244.7	+8%	$49.9	$76.9	-35%

Note: Full-year 2016 Entertainment and Licensing segment operating profit includes a fourth quarter 2016 non-cash goodwill impairment charge.  The impact of that charge and the impact on the fourth quarter and full-year 2015 segment operating profit from the sale of manufacturing operations is outlined in the attached schedule “Net Earnings and Earnings per Share Excluding Goodwill Impairment and Gain on Sale of Manufacturing Operations.”

Full-year 2016 U.S. and Canada segment net revenues increased 15% to $2.56 billion compared to $2.23 billion in 2015.  Growth in the Girls, Games and Boys categories offset a decline in the Preschool category.  The U.S. and Canada segment reported operating profit growth of 21% to $522.3 million, or 20.4% of net revenues, compared to $430.7 million, or 19.4% of net revenues in 2015.

International Segment net revenues increased 11% to $2.19 billion compared to $1.97 billion in 2015, behind growth in all four product categories:  Girls, Preschool, Games and Boys.  On a regional basis, Europe revenues increased 14%, Latin America grew 9% and Asia Pacific was up 6%.  Emerging markets increased 9%.  Excluding an unfavorable $58.4 million impact of foreign exchange, net revenues in the International Segment grew 14%, increasing 15% in Europe, 18% in Latin America and 7% in Asia Pacific.  Emerging markets increased approximately 12% absent the impact of foreign exchange.  International Segment operating profit increased 15% to $294.5 million, or 13.4% of revenues, compared to $255.4 million, or 13.0% of net revenues.

Entertainment and Licensing segment net revenues increased 8% to $265.2 million compared to $244.7 million in 2015.  Full-year gains were driven by growth in Consumer Products and Digital Gaming, as well as the addition of Boulder Media.  As reported operating profit was $49.9 million compared to $76.9 million in 2015.  Adjusted operating profit was $82.7 million, which excludes a pre-tax $32.9 million, or $0.12 per diluted share, non-cash fourth quarter goodwill impairment charge related to Backflip Studios.

Fourth Quarter and Full-Year 2016 Product Category Performance

	Net Revenues ($ Millions)
	Q4 2016	Q4 2015	% Change	FY 2016	FY 2015	% Change
Boys	$552.3	$569.8	-3%	$1,849.6	$1,775.9	+4%
Games	$518.7	$465.8	+11%	$1,387.1	$1,276.5	+9%
Girls	$394.2	$258.8	+52%	$1,193.9	$798.2	+50%
Preschool	$164.8	$170.9	-4%	$589.2	$596.8	-1%

Boys category revenues for the full-year 2016 increased 4% to $1.85 billion.  Revenue growth for the year was driven by gains in Franchise Brand NERF, as well as shipments of YO-KAI WATCH.

Games category revenues for the year increased 9% to $1.39 billion.  Hasbro’s differentiated gaming portfolio drove growth across gaming formats, including face-to-face gaming, off-the-board gaming and digital gaming.  Franchise Brand MAGIC: THE GATHERING revenues increased for the eighth straight year, along with growth in PIE FACE, DUEL MASTERS, SIMON, BOP-IT and the successful launch of the SPEAK-OUT game.

Girls category revenues in 2016 grew 50% to a record $1.19 billion.  The category benefited from shipments of Hasbro’s line of DISNEY PRINCESS and DISNEY FROZEN fashion and small dolls, the successful launch of DREAMWORKS’ TROLLS and significant growth from BABY ALIVE.  Additional revenue growth came from Hasbro brands including FURREAL FRIENDS and EASY-BAKE OVEN products.

Preschool category revenues declined 1% to $589.2 million in 2016.  The fifth consecutive year of revenue growth in Franchise Brand PLAY-DOH was more than offset by declines in PLAYSKOOL HEROES and core PLAYSKOOL items.

Beginning with the first quarter 2017 earnings, Hasbro will report its revenue by brand portfolio:  Franchise Brands, Partner Brands, Hasbro Gaming and Emerging Brands.  At that time, the Company will cease providing a revenue breakdown by product category:  Boys, Games, Girls and Preschool.  Fourth quarter and full-year 2016 and 2015 brand portfolio revenue is available in the following table.

Fourth Quarter and Full-Year 2016 Brand Portfolio Performance

	Net Revenues ($ Millions)
	Q4 2016	Q4 2015	% Change	FY 2016	FY 2015	% Change
Franchise Brands	$685.6	$669.0	+2%	$2,327.7	$2,285.4	+2%
Partner Brands	$433.7	$375.4	+16%	$1,412.8	$1,101.3	+28%
Hasbro Gaming*	$356.9	$291.1	+23%	$813.4	$662.3	+23%
Emerging Brands	$153.7	$129.9	+18%	$466.0	$398.5	+17%

*Hasbro’s total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, totaled $518.7 million for the fourth quarter 2016, up 11%, and $1,387.1 million, up 9%, for the full year 2016.  Hasbro believes its gaming portfolio is a competitive differentiator and views it in its entirety.

Dividend and Share Repurchase

In 2016, Hasbro returned $400.2 million to shareholders including $248.9 million in cash dividends.  Hasbro’s Board of Directors has declared a quarterly cash dividend of $0.57 per common share.  This represents an increase of $0.06 per share, or 12%, from the previous quarterly dividend of $0.51 per common share.  The dividend will be payable on May 15, 2017 to shareholders of record at the close of business on May 1, 2017.

In 2016, Hasbro repurchased 1.89 million shares at a total cost of $151.3 million and an average price of $79.86 per share.  At year end, $328.0 million remained available in the current share repurchase authorization.

Conference Call Webcast

Hasbro will webcast its fourth quarter and full-year 2016 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed  to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including  NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, LITTLEST PET SHOP and MAGIC: THE GATHERING, as well as premier partner brands. The Company's Hasbro Studios and its film label, Allspark Pictures, are building its brands globally through great storytelling and content on all screens. Through its commitment to corporate social responsibility and philanthropy. Hasbro is helping to make the world a better place for children and their families. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).  © 2017 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in the future, including with respect to anticipated future benefits from investments in the Company’s business and strategic efforts to grow the Company’s brand portfolio and content delivery over the longer-term, and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s costs; (ii) downturns in economic conditions affecting the Company’s markets which can negatively impact the Company’s retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes in their purchasing or selling patterns; (viii) consumer interest in and acceptance of the Discovery Family Channel, and content created by Hasbro Studios and Allspark Pictures; (ix) the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media and entertainment initiatives; (xi) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) changes in laws or regulations in the United States and/or in other major markets in which the Company operates, including, without limitation, with respect to taxes, tariffs or product safety, which may increase the Company’s product costs and other costs of doing business, and reduce the Company’s earnings, (xvii) failure to realize the planned benefits from any investments or acquisitions made by the Company, (xviii) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xix) the impact of litigation or arbitration decisions or settlement actions; and (xx) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This press release includes non-GAAP financial measures as defined under SEC rules. Other companies may calculate these measures differently. These non-GAAP financial measures include EBITDA.  EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions.

The press release also includes certain of the Company’s 2016 and 2015 cost and expenses, income tax expense, net earnings and diluted earnings per share excluding the impact of the non-cash goodwill impairment charge and the gain on the sale of the Company’s manufacturing operations in East Longmeadow, MA and Waterford, Ireland.  Management believes that the presentation excluding the impact of the goodwill impairment charge and the gain on the sale of the manufacturing operations provides a useful measure of the underlying operations of the Company. In addition, the press release includes the increases in the Company’s International segment and certain region net revenues excluding the impact of changes in exchange rates.  The impact of changes in exchange rates is calculated by translating the 2016 local currency revenues at 2015 actual rates and comparing this amount to the 2016 reported revenues. Management believes that the presentation excluding the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.  These measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands of Dollars)
	Dec. 25, 2016	Dec. 27, 2015
ASSETS
Cash and Cash Equivalents	$1,282,285	$976,750
Accounts Receivable, Net	1,319,963	1,217,850
Inventories	387,675	384,492
Other Current Assets	237,684	286,506
Total Current Assets	3,227,607	2,865,598
Property, Plant and Equipment, Net	267,398	237,527
Other Assets	1,596,361	1,617,592
Total Assets	$5,091,366	$4,720,717

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS
AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$172,582	$164,563
Current Portion of Long-term Debt	349,713	-
Payables and Accrued Liabilities	1,095,564	900,084
Total Current Liabilities	1,617,859	1,064,647
Long-term Debt	1,198,679	1,547,115
Other Liabilities	389,388	404,883
Total Liabilities	3,205,926	3,016,645
Redeemable Noncontrolling Interests	22,704	40,170
Total Shareholders' Equity	1,862,736	1,663,902
Total Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity	$5,091,366	$4,720,717

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)	Quarter Ended				Year Ended

	Dec. 25, 2016	% Net Revenues	Dec. 27, 2015	% Net Revenues	Dec. 25, 2016	% Net Revenues	Dec. 27, 2015	% Net Revenues
Net Revenues	$1,629,940	100.0%	$1,465,354	100.0%	$5,019,822	100.0%	$4,447,509	100.0%
Costs and Expenses:
Cost of Sales	634,572	38.9%	554,750	37.9%	1,905,474	38.0%	1,677,033	37.7%
Royalties	135,851	8.3%	149,137	10.2%	409,522	8.2%	379,245	8.5%
Product Development	75,457	4.6%	68,645	4.7%	266,375	5.3%	242,944	5.5%
Advertising	147,992	9.1%	121,252	8.3%	468,940	9.3%	409,388	9.2%
Amortization of Intangibles	8,690	0.5%	8,392	0.6%	34,763	0.7%	43,722	1.0%
Program Production Cost Amortization	18,430	1.1%	12,637	0.9%	35,931	0.7%	42,449	1.0%
Selling, Distribution and Administration	353,791	21.7%	291,840	19.9%	1,110,769	22.1%	960,795	21.6%
Operating Profit	255,157	15.7%	258,701	17.7%	788,048	15.7%	691,933	15.6%
Interest Expense	25,142	1.5%	24,306	1.7%	97,405	1.9%	97,122	2.2%
Other (Income) Expense, Net	10,083	0.6%	3,058	0.2%	(1,846)	0.0%	(9,104)	-0.2%
Earnings Before Income Taxes	219,932	13.5%	231,337	15.8%	692,489	13.8%	603,915	13.6%
Income Taxes	39,333	2.4%	56,943	3.9%	159,338	3.2%	157,043	3.5%
Net Earnings	180,599	11.1%	174,394	11.9%	533,151	10.6%	446,872	10.0%
Net Loss Attributable to Noncontrolling Interests	(12,126)	-0.7%	(1,369)	-0.1%	(18,229)	-0.4%	(4,966)	-0.1%
Net Earnings Attributable to Hasbro, Inc.	$192,725	11.8%	$175,763	12.0%	$551,380	11.0%	$451,838	10.2%

Per Common Share
Net Earnings Attributable to Hasbro, Inc.
Basic	$1.54		$1.41		$4.40		$3.61
Diluted	$1.52		$1.39		$4.34		$3.57

Cash Dividends Declared	$0.51		$0.46		$2.04		$1.84

Weighted Average Number of Shares
Basic	124,927		124,976		125,292		125,006
Diluted	126,699		126,686		126,966		126,688

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Year Ended
	Dec. 25, 2016	Dec. 27, 2015
Cash Flows from Operating Activities:
Net Earnings	$533,151	$446,872
Non-cash Adjustments	284,221	232,702
Changes in Operating Assets and Liabilities	(42,499)	(127,129)
Net Cash Provided by Operating Activities	774,873	552,445

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(154,900)	(142,022)
(Payments) Proceeds for Acquisitions and Dispositions	(12,436)	18,632
Other	28,945	19,743
Net Cash Utilized by Investing Activities	(138,391)	(103,647)

Cash Flows from Financing Activities:
Net Proceeds from (Repayments of) Short-term Borrowings	8,978	(87,310)
Purchases of Common Stock	(150,075)	(87,224)
Stock-based Compensation Transactions	62,678	57,550
Dividends Paid	(248,881)	(225,797)
Other	(5,758)	(3,676)
Net Cash Utilized by Financing Activities	(333,058)	(346,457)

Effect of Exchange Rate Changes on Cash	2,111	(18,758)

Cash and Cash Equivalents at Beginning of Year	976,750	893,167

Cash and Cash Equivalents at End of Year	$1,282,285	$976,750

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Year Ended
	Dec. 25, 2016	Dec. 27, 2015	% Change	Dec. 25, 2016	Dec. 27, 2015	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$757,516	$690,821	10%	$2,559,907	$2,225,518	15%
Operating Profit	157,965	155,085	2%	522,287	430,707	21%
Operating Margin	20.9%	22.4%		20.4%	19.4%

International Segment:
External Net Revenues	757,740	690,757	10%	2,194,651	1,971,875	11%
Operating Profit	128,915	113,895	13%	294,497	255,365	15%
Operating Margin	17.0%	16.5%		13.4%	13.0%

Entertainment and Licensing Segment:
External Net Revenues	114,684	84,275	36%	265,205	244,685	8%
Operating Profit	16,509	36,778	-55%	49,876	76,868	-35%
Operating Margin	14.4%	43.6%		18.8%	31.4%

International Segment Net Revenues by Major Geographic Region
Europe	$499,397	$466,291	7%	$1,404,478	$1,236,846	14%
Latin America	155,689	128,232	21%	463,638	426,109	9%
Asia Pacific	102,654	96,234	7%	326,535	308,920	6%
Total	$757,740	$690,757		$2,194,651	$1,971,875

Net Revenues by Product Category
Boys	$552,287	$569,799	-3%	$1,849,645	$1,775,917	4%
Games	518,704	465,784	11%	1,387,077	1,276,532	9%
Girls	394,177	258,839	52%	1,193,877	798,240	50%
Preschool	164,772	170,932	-4%	589,223	596,820	-1%
Total Net Revenues	$1,629,940	$1,465,354		$5,019,822	$4,447,509

Brand Portfolio Performance
Franchise Brands	$685,611	$668,989	2%	$2,327,668	$2,285,414	2%
Partner Brands	433,719	375,377	16%	1,412,770	1,101,305	28%
Hasbro Gaming	356,918	291,123	23%	813,433	662,319	23%
Emerging Brands	153,692	129,865	18%	465,951	398,471	17%
Total Net Revenues	$1,629,940	$1,465,354		$5,019,822	$4,447,509

Hasbro's total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, totaled $518,704 for the fourth quarter of 2016, up 11%, from revenues of $465,784 for the fourth quarter of 2015. For the full year 2016, the total gaming business totaled $1,387,077, up 9%, from revenues of $1,276,532 for the full year 2015.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Thousands of Dollars)

Net Earnings and Earnings per Share Excluding Goodwill Impairment and Gain on Sale of
Manufacturing Operations

	Quarter Ended
		Diluted		Diluted
	Dec. 25,	Per Share	Dec. 27,	Per Share
	2016	Amount	2015	Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$192,725	$1.52	$175,763	$1.39
Goodwill Impairment Charge	14,674	0.12	-	-
Gain on Sale of Manufacturing Operations	-	-	165	-
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$207,399	$1.64	$175,928	$1.39

	Year Ended
		Diluted		Diluted
	Dec. 25,	Per Share	Dec. 27,	Per Share
	2016	Amount	2015	Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$551,380	$4.34	$451,838	$3.57
Goodwill Impairment Charge	14,674	0.12	-	-
Gain on Sale of Manufacturing Operations	-	-	(6,885)	(0.05)
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$566,054	$4.46	$444,953	$3.51

The line items impacted by the goodwill impairment charge and the gain on sale as well as these line items excluding these amounts as a percentage of revenues is as follows:

					Excluding
			Less Goodwill		Goodwill
		% Net	Impairment		Impairment	% Net
	As Reported	Revenues	Charge		Charge	Revenues
Quarter ended December 25, 2016
Selling, Distribution and Administration	$353,791	21.7%	$(32,858)	(1)	$320,933	19.7%
Tax expense	39,333	2.4%	8,327		47,660	2.9%
Net Loss Attributable to Noncontrolling Interests	(12,126)	-0.7%	9,857		(2,269)	-0.1%

Year ended December 25, 2016
Selling, Distribution and Administration	$1,110,769	22.1%	$(32,858)	(1)	$1,077,911	21.5%
Tax expense	159,338	3.2%	8,327		167,665	3.3%
Net Loss Attributable to Noncontrolling Interests	(18,229)	-0.4%	9,857		(8,372)	-0.2%

(1) This charge was recorded in the Entertainment and Licensing segment. Excluding this charge, operating profit and margin for the segment for the quarter ended December 25, 2016 would have been $49,367 and 43.0%, respectively, and $82,734 and 31.2%, respectively, for the year ended December 25, 2016.

			Less Gain on		Excluding Gain
			Sale of		on Sale of
		% Net	Manufacturing		Manufacturing	% Net
	As Reported	Revenues	Operations		Operations	Revenues
Quarter ended December 27, 2015
Selling, Distribution and Administration	$291,840	19.9%	$-		$291,840	19.9%
Other (Income) Expense, Net	3,058	0.2%	(259)	(2)	2,799	0.2%
Tax expense	56,943	3.9%	94		57,037	3.9%

Year ended December 27, 2015
Selling, Distribution and Administration	$960,795	21.6%	$3,061	(2)	$963,856	21.7%
Other (Income) Expense, Net	(9,104)	-0.2%	6,573		(2,531)	-0.1%
Tax expense	157,043	3.5%	(2,749)		154,294	3.5%

(2) This gain (loss) was recorded in the corporate and eliminations segment.

	Quarter Ended		Year Ended
	Dec. 25,	Dec. 27,	Dec. 25,	Dec. 27,
Reconciliation of EBITDA	2016	2015	2016	2015
Net Earnings Attributable to Hasbro, Inc.	$192,725	$175,763	$551,380	$451,838
Net Loss Attributable to Noncontrolling Interests	(12,126)	(1,369)	(18,229)	(4,966)
Interest Expense	25,142	24,306	97,405	97,122
Income Taxes	39,333	56,943	159,338	157,043
Depreciation	30,380	25,212	119,707	111,605
Amortization of Intangibles	8,690	8,392	34,763	43,722
EBITDA	$284,144	$289,247	$944,364	$856,364